CORPORATE GOVERNANCE AGREEMENT


         This Agreement is entered into as of April 11, 2000 by US LEC Corp., a Delaware corporation (the "Company"), and the Persons whose names are set forth on Schedule 1 attached hereto (collectively, the "Investors").

         A. The Company and the Investors have entered into the Preferred Stock Purchase Agreement dated as of the same date as this Agreement (the "Purchase Agreement"), pursuant to the terms and conditions of which (i) the Company is issuing and selling to the Investors, and the Investors are purchasing from the Company an aggregate of 200,000 shares of Preferred Stock and (ii) the Company is issuing an option to the Investors to purchase an aggregate of up to 100,000 shares of Option Preferred Stock pursuant to the terms of the Option Agreement.

         B. The parties' execution and delivery of this Agreement is a condition of their respective obligations to close under the Purchase Agreement.

         The parties agree as follows:

         1. DEFINITIONS. Capitalized terms which are used in this Agreement and the foregoing recitations without being defined have the same meanings that they are given in the Purchase Agreement. In addition, the following terms have these meanings:

         "ACQUISITION EVENT" means (i) the Company has consolidated with, or merged with or into, any other Person and, in connection with any such consolidation or merger, the holders of the Company's Common Stock outstanding immediately prior to such transaction do not own, in the aggregate, at least 50% of the outstanding stock of the surviving entity in such transaction, or (ii) any Person has made a tender offer or exchange offer to acquire any of the Company's Common Stock (each such offer, a "Tender Offer"), and, upon consummation of the Tender Offer, the holders of the Company's Common Stock outstanding immediately prior thereto do not own, in the aggregate, at least 50% of the outstanding stock of the Person that made the Tender Offer.

         "BOARD OF DIRECTORS" or " BOARD" means the Company's board of directors.

         "BOARD ACTION" means (i) such action by the Company as is necessary to cause the majority of the members of the Board (including any incumbent Investor Directors) to be persons designated by the Permitted Owners of the Underlying Common Stock, including causing existing members of the Board to resign and filling the vacancies created with such designees or increasing the size of the Board and filling the vacancies created with such designees or (ii) calling a special meeting of the Company's stockholders for the purpose of electing such designees to fill such vacancies if they are not filled as provided in clause
(i). The action required by the Company hereunder shall be taken as soon as practicable and shall include, if required, adoption by the Board of any necessary amendments to the Bylaws, the preparation and submission to the Company's stockholders of a proxy statement in connection with any special stockholders' meeting and the filing of any required reports with the Commission and The Nasdaq Stock Market.
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         "CERTIFICATE OF DESIGNATION" means the Certificate of Designation of the Company relating to the Preferred Stock filed with the Secretary of State of the State of Delaware, as amended, supplemented or otherwise modified.

         "COMMON STOCK" means the Company's Class A Common Stock, Class B Common Stock and any other class of common stock created by the Company.

         "INITIAL OPTION STOCK" means the shares of Option Preferred Stock actually issued by the Company to the Investors pursuant to the Option Agreement.

         "INITIAL PREFERRED STOCK" means the 200,000 shares of Preferred Stock issued by the Company to the Investors at the Closing pursuant to the Purchase Agreement.

         "INVESTOR AGENT" means any person designated by the Permitted Owners to serve in such capacity pursuant to this Agreement.

         " INVESTOR DIRECTOR" means any person nominated or designated by the Permitted Owners to serve as a director of the Company pursuant to this Agreement.

         "INVESTOR OBSERVER" means any person designated by the Permitted Owners to serve as an observer at meetings of the Board pursuant to this Agreement; provided that no person may be designated to serve as an Investor Observer whose association with the Company would, in the opinion of a majority of the directors, be materially damaging to the Company or who is a Competitor or acting as a representative of a Competitor; it being understood that no Person that is an executive of Bain Capital, Inc. or Thomas H. Lee Partners, L.P. shall be deemed to be a representative of a Competitor solely by virtue of the fact that Affiliates of such companies own securities of a Competitor.

         "OPTION PREFERRED STOCK" means the Series B Convertible Preferred Stock of the Company, or any other capital stock of the Company into which such stock is reclassified or reconstituted.

         "OPTION STOCK DESIGNATION" means the Certificate of Designation of the Company relating to the Option Preferred Stock to be filed with the Secretary of State of the State of Delaware in accordance with the terms and conditions of the Option Agreement, as subsequently amended, supplemented or otherwise modified.

         "PERMITTED OWNER" means (i) an Investor, for as long as the Investor continues to be the beneficial owner of any shares of the Underlying Common Stock, and (ii) each Permitted Transferee, for as long as the Permitted Transferee continues to be the beneficial owner of any shares of Underlying Common Stock.

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         "PERMITTED TRANSFEREE" means (i) any Affiliate of any Investor to whom an Investor or another Affiliate of any Investor Transfers shares of Preferred Stock or Option Preferred Stock, (ii) any other Person to whom an Investor or an Affiliate of any Investor Transfers shares of Preferred Stock or Option Preferred Stock with the prior written consent of the Board of Directors, (iii) any Person to whom a transferee described in clause (ii) Transfers shares of Preferred Stock or Option Preferred Stock with the prior written consent of the Board of Directors and (iv) any THL Holder and any of the funds affiliated with Bain Capital, Inc. and any general or limited partner of such funds; provided that in no event shall any shares of Preferred Stock or Option Preferred Stock be transferred to a Competitor or a Person acting as a representative of a Competitor without the Company's prior written consent. No Transfer otherwise permissible shall be effective unless the Permitted Transferee agrees in writing expressly for the Company's benefit to be bound by the provisions of this Agreement, and in this event, the transferor shall not be liable for the transferee's performance of its obligations under this Agreement.

         "PREFERRED STOCK" means the Series A Convertible Preferred Stock of the Company, or any other capital stock of the Company into which such stock is reclassified or reconstituted.

         "SERIES C DESIGNATION" means the Certificate of Designation of the Company relating to the Series C Preferred Stock to be filed with the Secretary of State of the State of Delaware in such form as is permitted by the Purchase Agreement, as amended, supplemented or otherwise modified.

         "SERIES C PREFERRED STOCK" means the Series C Convertible Preferred Stock of the Company or any other capital stock of the Company into which such stock is reclassified or reconstituted.

         "THL HOLDER" means (i) any general or limited partner of the THL Entities (a "THL Partner") and any corporation, partnership, or other entity which is an Affiliate of the THL Entities or any THL Partner (collectively, the "THL Affiliates"), (ii) any managing director, general partner, director, limited partner, officer or employee of the THL Entities or a THL Affiliate, or the heirs, executors, administrators, testamentary trustees, lifetime trustees, legatees or beneficiaries of any of the foregoing persons referred to in this clause (iii) (collectively, "THL Associates"), (iv) a charitable institution as defined in Section 501(c) of the Internal Revenue Code of 1986, as amended, which receives a bona fide gift by a THL Associate of shares of Preferred Stock or Option Preferred Stock, (v) a bank, financial institution or other lender which receives a bona fide pledge by a THL Associate of shares of Preferred Stock or Option Preferred Stock and (vi) any trust, the beneficiaries of which, or any corporation, limited liability company or partnership, the stockholders, members or general or limited partners of which include only the THL Entities, THL Affiliates, THL Associates, their spouses or their lineal descendents. "THL Entities" shall mean Thomas H. Lee Partners, L.P. and its affiliated entities.

         "TOTAL ENTERPRISE VALUE" means, as at any date of determination, the Market Price of the Company's issued and outstanding equity securities (excluding any Preferred Stock issued under the Certificate of Designation, any Option Preferred Stock issued under the Option Stock Designation and any Series C Preferred Stock issued under the Series C Designation), plus the Stated Value (as defined in the Certificate of Designation) of all issued and outstanding Preferred Stock, plus the Stated Value (as defined in the Option Stock Designation) of all issued and outstanding Option Preferred Stock, plus the Stated Value (as defined in the Series C Designation) of all issued and outstanding Series C Preferred Stock, plus the amount recorded on the Company's balance sheet attributable to any other issued and outstanding shares of securities that is not recorded in stockholders' equity in the Company's balance sheet, plus the face amount of any existing debt recorded on the Company's balance sheet, less the sum of the Company's cash and cash equivalents recorded on the Company's balance sheet. References herein to the Company's balance sheet mean the Company's most recent (i) audited year-end balance sheet, (ii) unaudited interim period balance sheet included in a Form 10-K, 10-Q or 8-K filed by the Company with the Commission or (iii) unaudited month-end balance sheet certified by the Company's Chief Financial Officer prior to the date of determination of Total Enterprise Value.

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         "TRANSFER" means to sell, assign, transfer (voluntarily or involuntarily), exchange (by merger or otherwise) or otherwise dispose of or to grant a lien, encumbrance, pledge or other form of security interest, except that any Investor may create a security interest in shares of Preferred Stock and Option Preferred Stock to secure loans made to it so long as any Transfer pursuant to such security interest is subject to the terms of this Agreement.

         "UNDERLYING COMMON STOCK" means all shares of Common Stock issued or issuable upon conversion of the Initial Preferred Stock and the Initial Option Preferred Stock (which number shall be determined, with respect to any given date, based upon the Conversion Price of the Initial Preferred Stock or Initial Option Preferred Stock, as applicable, in effect as of such date without giving effect to the one year limitation on conversion) without regard to any preferential dividends that accrue or are issued or paid with respect to the Initial Preferred Stock or the Initial Option Stock.

         2. CORPORATE GOVERNANCE.

         2.1 APPOINTMENT OF INVESTOR DIRECTORS AND DESIGNATION OF INVESTOR OBSERVERS. Effective as of the Closing, the Company shall increase the size of its Board of Directors from five directors to seven directors, and, on the day immediately following the Closing, the Board shall appoint two Investor Directors designated by the Investors to fill the vacancies created and the Investors shall designate two persons to serve as Investor Observers. An Investor Director shall be appointed to each committee of the Board of Directors.

         2.2 MAINTENANCE OF DIRECTORSHIPS.

         (a) For as long as the Permitted Owners beneficially own at least 30% of the Underlying Common Stock, Permitted Owners shall continue to have the right to nominate two persons who shall be included among the Company's nominees for election to the Board and to designate two persons to serve as Investor Observers. The Company shall nominate each person so designated and shall use reasonable efforts to have the two nominees of the Permitted Owners elected to the Board of Directors. The Company's obligations under this Section 2.2(a) shall be deemed satisfied if two persons are elected to the Board by holders of Preferred Stock and Option Preferred Stock pursuant to the Certificate of Designation and the Option Stock Designation and two persons designated by such Permitted Owners to serve as Investor Observers are serving in that capacity.


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         (b) If at any time the Permitted Owners beneficially own less than 30%
but at least 20% of the Underlying Common Stock, one of the two persons then serving as an Investor Director (as specified by the Permitted Owners) shall, if requested by the Board, immediately resign as a director and one of the two persons then serving as an Investor Observer (as specified by the Permitted Owners) shall immediately cease serving as an observer. For as long as the Permitted Owners beneficially own at least 20% of the Underlying Common Stock, the Permitted Owners shall continue to have the right to designate one person who shall be included among the Company's nominees for election to the Board of Directors and to designate one person to serve as an Investor Observer. The Company shall nominate the person so designated and shall use reasonable efforts to have the nominee of the Permitted Owners elected to the Board of Directors. The Company's obligations under this Section 2.2(b) shall be deemed satisfied if one person is elected to the Board by holders of Preferred Stock and Option Preferred Stock pursuant to the Certificate of Designation and the Option Stock Designation and one person designated by such Permitted Owners to serve as an Investor Observer is serving in that capacity.

         (c) If at any time Permitted Owners beneficially own less than 20% of the Underlying Common Stock, Permitted Owners shall cease to be entitled to nominate any person for election to the Board or any person as an Investor Observer, and the Investor Director currently serving as a director (or both Investor Directors currently serving as directors, as the case may be) shall, if requested by the Board, immediately resign, and the Investor Observer (or both Investor Observers, as the case may be) shall immediately cease serving as observers.

         2.3 REMOVAL AND REPLACEMENT.

         (a) If at any time Permitted Owners notify the Board of Directors of their wish to remove any incumbent Investor Director as a director, that incumbent Investor Director shall immediately resign from the Board or the Board shall vote to remove the Investor Director (if his or her removal is permitted under the Bylaws and the DGCL). Removal of an incumbent Investor Director by the Board or the resignation of an incumbent Investor Director otherwise than at the request of the Permitted Owners shall require their prior written consent unless the removal is based upon the Investor Director's willful misconduct; provided that an incumbent Investor Director shall resign from the Board if a majority of the remaining directors determine in good faith that he or she has engaged in conduct that could be materially damaging to the Company or is a Competitor or acting as a representative of a Competitor; it being understood that no Person that is an executive of Bain Capital, Inc. or Thomas H. Lee Partners, L.P. shall be deemed to be a representative of a Competitor solely by virtue of the fact that Affiliates of such companies own securities of a Competitor.

         (b) If at any time a vacancy is created on the Board by reason of the incapacity, death, removal or resignation of an incumbent Investor Director, the Permitted Owners may designate a person to fill the vacancy (who promptly shall be appointed by the incumbent directors). If at any time an incumbent Investor Observer is unable to serve in that capacity by reason of his or her incapacity, death or resignation, the Permitted Owners may designate a person to fill the vacancy or may leave the position unfilled.

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         (c) At each meeting of stockholders of the Company at which directors are elected, the nominees for directors proposed by the Company shall include the Investor Director or Investor Directors required pursuant to this Agreement.

         2.4 NOTICE AND MEETINGS; COMPLIANCE WITH POLICIES AND EXCHANGE ACT.

         (a) Each incumbent Investor Director and Investor Observer shall receive notice of each meeting of the Board of Directors at the same time and in the same manner as other members of the Board. Each Investor Observer shall be entitled to receive all information provided generally to members of the Board of Directors and shall treat such information as confidential to the same extent as would be required by an Investor Director in the observance of his or her fiduciary responsibilities as a director of the Company. Any Investor Observer may be excluded from meetings of the Board during consideration by the Board of any matter that, in the opinion of counsel to the Company, is or may be subject to the attorney-client privilege and any materials relating to any such matter may be withheld from such observer. Each incumbent Investor Director shall be entitled to indemnification rights, travel and expense reimbursement and cash compensation (but not options or other equity-based compensation) substantially similar to those of other non-employee directors of the Company and each Investor Observer shall be entitled to such similar travel and expenses reimbursement. The Company shall at all times maintain a directors' and officer' insurance policy covering each incumbent Investor Director that provides in the aggregate substantially the same coverage as the policy covering the current directors of the Company as of the date of this Agreement.

         (b) Each Investor Director and Investor Observer shall comply with the policies established by the Company with respect to the timing of purchases or sales of the Company's Common Stock and shall in any event comply with the provisions of the Exchange Act and the rules of the Commission thereunder with respect to information they receive from the Company as Investor Directors or Investors Observers. Each Investor Director shall timely file all reports that he or she may be required to file under the Exchange Act and the rules of the Commission thereunder.

         2.5 ACTIONS BY PERMITTED OWNERS. Any action by Permitted Owners under this Section 2 shall be by majority vote of the number of shares of Underlying Common Stock then beneficially owned by them, with each such share having one vote.

         3. CERTAIN ACTIONS OF THE COMPANY.

         3.1 INVESTOR AGENTS. Until the covenants in Section 3.2 terminate as provided in Section 3.5, the Permitted Owners shall appoint two persons to serve as Investor Agents to act in accordance with Sections 3.3, 3.4 and 5.2. Until the Permitted Owners notify the Company of the persons who they have designated as the Investor Agents, Michael A. Krupka and Anthony J. DiNovi shall be deemed to be the Investor Agents.

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         3.2 ACTIONS. Subject to Section 3.5, the Company shall not, directly or indirectly through any Subsidiary, do any of the following (whether in one or a series of related actions or transactions) without the approval of the Investor
Agents:

         (a) increase the size of the Board to more than 11 directors;

         (b) amend, modify or change any provision of the Certificate of Incorporation, or Bylaws, other than (i) in a manner that would not reasonably be expected to adversely affect the holders of the Preferred Stock or Option Preferred Stock or (ii) as contemplated by the Transaction Documents;

         (c) incur any Indebtedness in excess of $200 million in the aggregate, other than (i) Indebtedness arising under the Senior Loan Agreement and (ii) Permitted Debt (as defined in subsections (ii), (iii), (v) and (vi) of the definition of Permitted Debt in the Senior Loan Agreement);

         (d) acquire an interest in or invest in any business (through an acquisition, purchase of assets, purchase of securities, formation of a division or otherwise) for cash or other consideration having a value in excess of $25 million if the business is outside the business of selling telecommunications-related services and activities reasonably related thereto;

         (e) declare or pay any dividend or make any distribution or other payment to holders of Common Stock or any other securities junior in right of payment to the Preferred Stock or Option Preferred Stock other than pursuant to Common Stock subdivisions or combinations as described in Section 4.3 of the Certificate of Designation or Option Stock Designation;

         (f) directly, or indirectly, purchase, redeem or retire any shares of the Company's capital stock or any shares of capital stock of its Subsidiaries which shares are not owned by the Company or a wholly-owned Subsidiary of the Company or make any offer to purchase, redeem or retire, any shares of the Company's outstanding capital stock, other than the Preferred Stock pursuant to
Section 5 of the Certificate of Designation, Option Preferred Stock pursuant to
Section 5 of the Option Stock Designation or Series C Preferred Stock pursuant to Section 5 of the Series C Designation, in each case as in effect on the date of initial issuance of any shares thereunder; provided that the Company may repurchase up to $100 million of the Common Stock at prices less than $30 per share (as adjusted for the events described in Section 4.3 of the Certificate of Designation or Option Stock Designation), but only if, in the written opinion of counsel to the Company in form and substance reasonably satisfactory to the Investor Agents, any of such purchases would not be treated as the receipt of cash or property by stockholders for purposes of Section 305(b)(2) of the Code;

         (g) enter into, or permit any Subsidiary to enter into, any transaction (including, without limitation, making any advance to or investment in a customer or any purchase, sale, lease or exchange of property or the rendering of any service), or amend any agreements in effect as of the date of this Agreement, with (i) any Affiliate of the Company (other than a Subsidiary) or
(ii) any Person in which any Affiliate of the Company has, in the case of any private entity, an investment of at least $250,000 (the "Private Entity Threshold") or, in the case of a public entity, beneficially owns at least 5% of the publicly traded securities of any such entity that files or is required to file reports pursuant to Section 13(a) or 15(d) of the Exchange Act (the "Public Entity Threshold") or (iii) any Person in which any Affiliate of the Company has, in the case of any private entity, an investment of less than the Private Entity Threshold or, in the case of a public entity, beneficially owns less than the Public Entity Threshold unless such transaction is entered into on an arms-length basis; provided, however, that nothing contained in this Section 3.2(g) shall prohibit:

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                  (i) transactions existing as of the date hereof that are
         listed on Schedule 5.21 to the Purchase Agreement;

                  (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options, stock purchase plans, stock ownership plans or other equity-based incentive or compensation plans and other reasonable fees, compensation, benefits and indemnities paid or entered into by the Company or its Subsidiaries in the ordinary course of business to or with its officers, directors or employees; provided, however, that neither Richard T. Aab nor Tansukh V. Ganatra shall be entitled to participate in any stock option, stock ownership, stock appreciation or similar equity-based plan;

                  (iii) loans or advances to employees (other than Richard T. Aab and Tansukh V. Ganatra) in the ordinary course of business of the Company or any of its Subsidiaries not to exceed $1,000,000 in the aggregate at any one time outstanding;

                  (iv) transactions between the Company and a wholly-owned Subsidiary or between wholly-owned Subsidiaries;

                  (v) payments to Three Morrocroft Centre, LLC in accordance with the terms of the Company's lease for the use and occupancy of its corporate offices in Charlotte, North Carolina;

                  (vi) payments to Lincoln Harris LLC for real estate services in accordance with past practices, not to exceed $400,000 in any fiscal year;

                  (vii) payments to an Affiliate of Richard T. Aab for the use by the Company's directors, executive officers and key employees for business purposes of an aircraft owned by such Affiliate, not to exceed $150,000 in any fiscal year, at rates no higher than those that could be obtained in an arms' length transaction with an unrelated third party; and

                  (viii) sales contracts for telecommunication services entered into by the Company's sales representatives on an arms-length basis with customers in the ordinary course of business on terms which are consistent with past practices or which are consistent with practices in the industry at the time any such contract is negotiated and that provide for payments to the Company of not more than $5,000 per month or $60,000 per year by a single customer;

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         (h) terminate the employment of or hire a replacement for any one of
Tansukh V. Ganatra, Michael K. Robinson or Aaron D. Cowell, Jr. (each a "Key Employee"); provided that a Key Employee may be replaced by any other Key Employee or, if the position to be replaced is the Chief Executive Officer or President of the Company and the replacement is not a Key Employee, the replacement individual or individuals shall have been approved by a majority of the members of the Board which majority shall include at least one Investor Director;

         (i) acquire, or permit any Subsidiary to acquire, any interest in any Person or business (whether by purchase of assets, purchase of stock, merger or otherwise), involving an aggregate consideration (including assumed liabilities) equal to 20% or more of the Total Enterprise Value of the Company in any one transaction or series of related transactions; or

         (j) enter into, or become the subject of, or permit any Subsidiary to enter into or become the subject of, any transaction of merger, acquisition or consolidation, or convey, sell, lease, transfer or otherwise dispose of, or permit any Subsidiary to convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of the Company's or any Subsidiary's business or assets, whether now owned or hereafter acquired, other than (i) a merger or consolidation between the Company and any wholly-owned Subsidiary or between one wholly-owned Subsidiary and another, and (ii) acquisitions permitted pursuant to Section 3.1(i).

         3.3 NOTICE REQUIREMENTS AND DEFAULT.

         (a) The Company shall notify the Investor Agents of any inadvertent or other violation of a covenant in Section 3.2 within five Business Days of the occurrence thereof (which notice shall contain a brief description of such violation and the actions, if any, that the Company proposes to take to cure any such violation) (the "Company Notice"). In addition, the Investor Agents may notify the Company at any time that they believe there has been a violation of a covenant in Section 3.2 (the "Agent Notice").

         (b) Upon the issuance of a Company Notice or Agent Notice, the Company shall, for a period of 30 days from the date of such notice, have the right to cure any violation specified in the Company Notice or Agent Notice or in the event that such breach is not susceptible to cure in such 30-day period and is susceptible to cure within 90 days, such longer period, not to exceed 90 days, so long as the Company is proceeding diligently and in good faith during such 90-day period to cure any such violation and notifies the Investor Agents of the Company's proposed curative actions (the "Cure Period"). The Investor Agents and Permitted Owners shall not take any action to hinder or delay the Company's efforts to cure any such violation. If, upon the expiration of the Cure Period, the Company has not cured any such violation to the reasonable satisfaction of the Investor Agents, then the Investor Agents may give notice to the Company that such violation is a default by the Company in the observance of the covenants in Section 3.2 (which notice shall specify the covenant or covenants as to which a default has occurred). Upon receipt of such notice by the Company (an "Event of Default"), the Investor Agents shall be entitled to exercise the remedies set forth in Section 3.4 that, do not by their terms, operate automatically upon an Event of Default.

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         3.4 REMEDIES UPON AN EVENT OF DEFAULT.

         (a) If an Event of Default occurs with respect to the covenant in
Section 3.2(a), the Investor Agents shall be entitled to take or cause the Company to take a Board Action.

         (b) If an Event of Default occurs with respect to a covenant in Section 3.2(b), (c), (d), (g), (i) or (j), the Investor Agents shall be entitled to take or cause the Company to take a Board Action and the Conversion Price of the Preferred Stock then in effect under the Certificate of Designation, and the Conversion Price of the Option Preferred Stock then in effect under the Option Stock Designation, shall each be automatically decreased by 10%; provided that for purposes of determining whether the remedies under this Section 3.4(b) shall apply, the dollar amount set forth in Section 3.2(c) shall be deemed to be $240 million and the dollar amount set forth in Section 3.2(d) shall be deemed to be $30 million.

         (c) If an Event of Default occurs with respect to a covenant in Section 3.2(e) or (f), the Conversion Price of the Preferred Stock then in effect under the Certificate of Designation, and the Conversion Price of the Option Preferred Stock then in effect under the Option Stock Designation shall each be automatically decreased by 10%.

         (d) If an Event of Default occurs with respect to the covenant in
Section 3.2(h), the Investor Agents shall be entitled to nominate one additional Investor Director to the Board who shall serve in such capacity, subject to the provisions of Sections 2.3 and 2.4, until such time as the Permitted Owners cease to be entitled to nominate any person to the Board pursuant to Section 2.2(c).

         3.5 TERMINATION. The covenants in Section 3.2 shall terminate as follows.

         (a) The covenants in Sections 3.2(a), (b), (c), (d), (e) and (f) shall terminate when the Permitted Owners, in the aggregate, cease to beneficially own at least 50,000 shares of the Preferred Stock or at least 50,000 shares of Option Preferred Stock, in each case determined without regard to any preferential dividends that accrue or are issued or paid with respect to the Preferred Stock and the Option Preferred Stock.

         (b) The covenants in Sections 3.2(g) and (h) shall terminate when the Permitted Owners, in the aggregate, cease to beneficially own at least 25% of the Underlying Common Stock.

         (c) The covenant in Section 3.2(i) shall terminate upon the earlier of
(A) the fourth anniversary of the Closing Date or (B) the redemption of the Preferred Stock pursuant to Section 5.2(b) of the Certificate of Designation and the Option Preferred Stock pursuant to Section 5.2(b) of the Option Stock Designation or (C) when the Permitted Owners, in the aggregate, cease to beneficially own at least 25% of the Underlying Common Stock.

         (d) The covenant in Section 3.2(j) shall terminate upon the earlier of
(A) the fourth anniversary of the Closing Date or (B) the redemption of the Preferred Stock pursuant to Section 5.2(b) of the Certificate of Designation and the Option Preferred Stock pursuant to Section 5.2(b) or the Option Stock Designation or (C) when the Permitted Owners, in the aggregate, cease to beneficially own at least 25% of the Underlying Common Stock; provided that if
(x) the Permitted Owners of Preferred Stock or Option Preferred Stock shall have converted all of such Preferred Stock or Option Preferred Stock into Common Stock pursuant to Section 5.2(a) of the Certificate of Designation or Section 5.2(a) of the Option Stock Designation at any time on or after the third anniversary of the Closing Date, (y) prior to the fourth anniversary of the Closing Date any of the actions described in Section 3.2(j) shall occur, and (z) as a result of such actions, the Permitted Owners receive less than the equivalent value (in cash or other consideration) of 150% of the Conversion Price in effect at the time their Preferred Stock or Option Preferred Stock, as applicable, was converted into Common Stock, then the Company shall pay to such Permitted Owners the deficiency in cash (which determination shall be made by the Company's independent auditors as soon as practicable whose determination, absent demonstrable error, shall be final) simultaneously with the consummation of any action in Section 3.2(j).

         4. RESTRICTIONS ON TRANSFER.

         No Investor shall Transfer any Preferred Stock, any rights under the Option Agreement or Option Preferred Stock except for (a) Transfers to Permitted Transferees, and (b) after the third anniversary of the Closing Date, Transfers of Preferred Stock or Option Preferred Stock in amounts greater than $50 million (determined based upon the Stated Value of such shares); provided that in no event shall shares of Preferred Stock, rights under the Option Agreement or Option Preferred Stock be transferred to a Competitor or any person acting as a representative of a Competitor. The foregoing restrictions on Transfers shall not apply to (i) the Transfer of any Preferred Stock or Option Preferred Stock which a Permitted Owner has a right to have redeemed pursuant to Section 5.1 of the Certificate of Designation or Section 5.1 of the Option Stock Designation but which for any reason the Company has failed to redeem within 30 days after the Permitted Owner's exercise of his or its redemption right or (ii) Transfers of any Preferred Stock, rights under the Option Agreement or Option Preferred Stock upon the occurrence of an Acquisition Event or Change of Control. Shares of Common Stock issued upon conversion of the Preferred Stock or the Option Preferred Stock shall not be subject to any restrictions on Transfer except such restrictions as may apply under the Securities Act or the rules of the Commission issued thereunder.

         5. MISCELLANEOUS.

         5.1 NOTICES. All notices, requests, claims, demands and other communications ("Notices") under this Agreement shall be in writing and sent by certified or registered mail, return receipt requested, a recognized overnight courier service, telecopier or personal delivery, as follows:

                  (a)      if to Company, to:

                                    US LEC Corp.
                                    Transamerica Square
                                    401 N. Tryon Street, Suite 1000
                                    Charlotte, North Carolina  28202
                                    Attention:       General Counsel
                                    Telecopier:      (704) 319-3098

                           with a required copy to:

                                    Moore & Van Allen, PLLC
                                    100 North Tryon Street, Floor 47
                                    Charlotte, North Carolina  28202-4003
                                    Attention:  Barney Stewart III
                                    Telecopier:  (704) 331-1151

                  (b) if to the Investors and/or the Investor Agents, in care of:

                                    Bain Capital, Inc.
                                    Two Copley Place
                                    Boston, Massachusetts 02116
                                    Attention:  Ian K. Loring
                                    Telecopier:  (617) 572-3274

                                                     and

                                    Thomas H. Lee Partners, L.P.
                                    75 State Street, 26th Floor
                                    Boston, Massachusetts 02109
                                    Attention:  Anthony J. DiNovi
                                    Telecopier:  (617) 227-3514

                           with a required copy to:

                                    Ropes & Gray
                                    One International Plaza
                                    Boston, Massachusetts  02110-2624
                                    Attention:  Philip J. Smith
                                    Telecopier:  (617) 951-7050

All Notices shall be deemed to have been duly given: when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial overnight courier service; five business days after being deposited in the mail, postage prepaid, if mailed; and when receipt is acknowledged, if telecopied. A party may change its address for purposes of this Agreement by Notice in accordance with this Section 5.1.

         5.2 DETERMINATIONS, REQUESTS OR CONSENTS.

         (a) Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure of the Company from the terms of any provision of this Agreement, shall be effective (i) only if it is made or given in writing and signed by the Company and the holders of at least 51% of the Underlying Common Stock than beneficially owned by the Permitted Owners in accordance with this
Section 5.2, and (ii) only in the specific instance and for the specific purpose for which made or given. All determinations, requests, consents, waivers or amendments to be made by the Permitted Owners in their opinion or judgment or with their approval or otherwise pursuant to this Agreement shall be made by Permitted Owners beneficially owning at least 51% of the Underlying Common Stock.

         (b) Notwithstanding the foregoing provisions of Section 5.2(a), any request by the Company for a consent to or waiver of a violation of a covenant in Section 3.2 shall be made in writing to the Investor Agent(s) and shall state clearly in bold face letters that it is a request for a consent or waiver with respect to the covenants set forth in Section 3.2 of this Agreement. The Investor Agents shall endeavor to respond in writing to such request within ten Business Days of the receipt thereof and, if the Investor Agent(s) fail to respond within such ten Business Day period, the violation that was the subject of the Company's request for a consent or waiver shall be deemed to have been denied. The Company shall be entitled to rely on any action or failure to act by the Investor Agent(s) pursuant to the foregoing sentence as an act or failure to act on behalf of, and binding upon, all of the Permitted Owners.

         5.3 ENTIRE AGREEMENT. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.

         5.4 NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement shall be considered to give any Person other than the parties (and Permitted Transferees) any legal or equitable right, claim or remedy under or in respect of this Agreement or any provision of this Agreement. This Agreement and all of its provisions are for the sole and exclusive benefit of the parties and their respective successors and permitted assigns.

         5.5 EQUITABLE RELIEF. In addition to any other remedies which may be available (including any remedies available under Section 3.4), the Company and each Permitted Owner shall be entitled to seek equitable relief, including injunctive relief and specific performance, in the event of any breach of the provisions of this Agreement, the Certificate of Designation or the Option Stock Designation by another party.

         5.6 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement which is held invalid or unenforceable only in part shall remain in full force and effect to the extent not held invalid or unenforceable.

         5.7 CAPTIONS. The captions of sections of this Agreement are for convenience only and shall not affect the construction or interpretation of this Agreement.

         5.8 CONSTRUCTION. All references in this Agreement to "Section" or "Sections" refer to the corresponding section or sections of this Agreement. All words used in this Agreement shall be construed to be of the appropriate gender or number as the context requires. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

         5.9 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be considered an original copy of this Agreement and all of which, when taken together, shall be considered to constitute one and the same agreement.

         5.10 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to that state's conflicts of laws principles.

         5.11 BINDING EFFECT. This Agreement shall apply to, be binding in all respects upon and inure to the benefit of parties and their respective successors and permitted assigns.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

                                  US LEC CORP.


                                 By: /s/ Michael K. Robinson
                                     ------------------------------------
                                      Name:  Michael K. Robinson
                                      Title: Executive Vice President and
                                             Chief Financial Officer


                                 BAIN CAPITAL CLEC INVESTORS, L.L.C.


                                 By:      Bain Capital Fund VI, L.P.,
                                          its Administrative Member
                                 By:      Bain Capital Partners VI, L.P.,
                                          its General Partner
                                 By:      Bain Capital Investors VI, Inc.,
                                          its general partner


                                 By: /s/ Michael A. Krupka
                                     ------------------------------------
                                      Name:  Michael A. Krupka
                                      Title: Managing Director


                                 THOMAS H. LEE EQUITY FUND IV, L.P.

                                 By:      THL Equity Advisors IV, LLC,
                                          its general partner


                                 By: /s/ Anthony J. DiNovi
                                     ------------------------------------
                                      Name:  Anthony J. DiNovi
                                      Title: Managing Director

                                 THOMAS H. LEE FOREIGN FUND IV-B, L.P.

                                 By:      THL Equity Advisors IV, LLC,
                                          its general partner


                                 By: /s/ Anthony J. DiNovi
                                     ------------------------------------
                                      Name:  Anthony J. DiNovi
                                      Title: Managing Director


                                 THOMAS H. LEE FOREIGN FUND IV, L.P.

                                 By:      THL Equity Advisors IV, LLC,
                                          its general partner


                                 By: /s/ Scott M. Sperling
                                     ------------------------------------
                                      Name:  Scott M. Sperling
                                      Title: Managing Director


                                 PUTNAM INVESTMENTS, INC.


                                 By: /s/ William H. Woolverton
                                     ------------------------------------
                                      Name:  William H. Woolverton
                                      Title: Managing Director


                                 1997 THOMAS H. LEE NOMINEE TRUST


                                 By: /s/ Gerald Wheeler
                                     ------------------------------------
                                      Trustee

                                 THOMAS H. LEE CHARITABLE INVESTMENT L.P.


                                 By: /s/ Thomas H. Lee
                                     ------------------------------------
                                      Name:  Thomas H. Lee
                                      Title: President


                                 /s/ David V. Harkins
                                 ------------------------------------
                                 DAVID V. HARKINS


                                 THE HARKINS 1995 GIFT TRUST


                                 By: /s/ Sheryll J. Harkins
                                     ------------------------------------
                                      Trustee


                                 /s/ Scott A. Schoen
                                 ------------------------------------
                                 SCOTT A. SCHOEN


                                 /s/ C. Hunter Boll
                                 ------------------------------------
                                 C. HUNTER BOLL


                                 /s/ Scott M. Sperling
                                 ------------------------------------
                                 SCOTT M. SPERLING


                                 /s/ Anthony J. DiNovi
                                 ------------------------------------
                                 ANTHONY J. DINOVI


                                 /s/ Thomas M. Hagerty
                                 ------------------------------------
                                 THOMAS M. HAGERTY


                                 /s/ Warren C. Smith, Jr.
                                 ------------------------------------
                                 WARREN C. SMITH, JR.


                                 /s/ Seth W. Lawry
                                 ------------------------------------
                                 SETH W. LAWRY

                                 /s/ Kent R. Weldon
                                 ------------------------------------
                                 KENT R. WELDON


                                 /s/ Terrence M. Mullen
                                 ------------------------------------
                                 TERRENCE M. MULLEN


                                 /s/ Todd M. Abbrecht
                                 ------------------------------------
                                 TODD M. ABBRECHT


                                 /s/ Charles A. Brizius
                                 ------------------------------------
                                 CHARLES A. BRIZIUS


                                 /s/ Scott Jaeckel
                                 ------------------------------------
                                 SCOTT JAECKEL


                                 /s/ Soren Oberg
                                 ------------------------------------
                                 SOREN OBERG


                                 /s/ Thomas R. Shepherd
                                 ------------------------------------
                                 THOMAS R. SHEPHERD


                                 /s/ Wendy L. Masler
                                 ------------------------------------
                                 WENDY L. MASLER


                                 /s/ Andrew D. Flaster
                                 ------------------------------------
                                 ANDREW D. FLASTER


                                 ROBERT SCHIFF LEE 1988 IRREVOCABLE TRUST


                                 By: /s/ Charles W. Robins
                                     --------------------------------
                                      Trustee

                                 /s/ Stephen Zachary Lee
                                 ------------------------------------
                                 STEPHEN ZACHARY LEE


                                 /s/ Charles W. Robins
                                 ------------------------------------
                                 CHARLES W. ROBINS AS CUSTODIAN FOR
                                 JESSE LEE


                                 /s/ Charles W. Robins
                                 ------------------------------------
                                 CHARLES W. ROBINS AS CUSTODIAN FOR
                                 NATHAN LEE


                                 /s/ Charles W. Robins
                                 ------------------------------------
                                 CHARLES W. ROBINS


                                 /s/ James Westra
                                 ------------------------------------
                                 JAMES WESTRA


                                 THL-CCI INVESTORS LIMITED
                                 PARTNERSHIP

                                 By:      THL Investment Management Corp.,
                                          its general partner


                                 By:
                                     ------------------------------------
                                      Name:
                                      Title:


                                 /s/ Adam A. Abramson
                                 ------------------------------------
                                 ADAM A. ABRAMSON


                                 /s/ Joanne M. Ramos
                                 ------------------------------------
                                 JOANNE M. RAMOS


                                 /s/ P. Holden Spaht
                                 ------------------------------------
                                 P. HOLDEN SPAHT

                                 /s/ Nancy M. Graham
                                 ------------------------------------
                                 NANCY M. GRAHAM


                                 /s/ Gregory A. Ciongoli
                                 ------------------------------------
                                 GREGORY A. CIONGOLI


                                 /s/ Wm. Matthew Kelly
                                 ------------------------------------
                                 WM. MATTHEW KELLY


                                 /s/ Kevin F. Sullivan
                                 ------------------------------------
                                 KEVIN F. SULLIVAN


                                 /s/ Diane M. Barriere
                                 ------------------------------------
                                 DIANE M. BARRIERE


                                 /s/ Kim H. Oakley
                                 ------------------------------------
                                 KIM H. OAKLEY